Exhibit 99.1

Ares Management Corporation Appoints Eileen Naughton to Its Board of Directors

NEW YORK – January 5, 2022 – Ares Management Corporation (NYSE: ARES) (“Ares”) announced today that Eileen Naughton has joined its Board of Directors (the “Board”) as an independent director. The Board has been expanded to 11 members, including five independent directors and one vacancy, which the Board will seek to fill in 2022 with an additional independent director.

Ms. Naughton is a talented business leader with more than 30 years of corporate experience in people management, technology and global operations. Most recently, Ms. Naughton served as the Chief People Officer and Vice President of People Operations at Google, Inc. from September 2016 to January 2021. Prior to September 2016, Ms. Naughton served in a variety of senior roles at Google dating back to 2006, including as Vice President and Managing Director for Google UK & Ireland and Vice President of Global Sales. Prior to joining Google in 2006, Ms. Naughton held a number of executive positions at Time Warner, including president of TIME Magazine.

“Over the course of her career, Eileen has been a leader in values-based organizational development that drives operational excellence and overall performance,” said Tony Ressler, Executive Chairman and Co-Founder of Ares. “With a common passion for innovation and empowerment, we believe Eileen’s skills complement those of our other directors, and we look forward to working with her in driving Ares’ future success.”

“Eileen is a highly accomplished executive who brings significant experience in technology and scaling business operations while building and maintaining a strong, diverse and inclusive culture,” said Michael Arougheti, Chief Executive Officer and President of Ares. “Her extensive knowledge of international markets and business management will be an asset as Ares continues to expand its global presence. Ares is executing a sustainable, long-term growth strategy, and I am confident that we will benefit from Eileen’s unique perspective and collaborative approach.”

“I am delighted to join the Ares Board of Directors, and I look forward to working with my Board colleagues to create value for all Ares stakeholders,” said Ms. Naughton. “I deeply admire the Company’s culture and demonstrated commitment to driving positive impact within its industry and the communities in which it operates. I look forward to applying my leadership, technology and operational experience in support of Ares’ growth and continued success.”

Ms. Naughton is currently a board member of ZScaler, Olive AI and The Center for Discovery, and she previously served on the boards of L’Oreal and The XO Group. Ms. Naughton holds a Bachelor of Arts in international relations from the University of Pennsylvania, a Master of Arts from the Lauder Institute and a Master of Business Administration from the University of Pennsylvania's Wharton School.

About Ares Management Corporation

Ares Management Corporation (NYSE: ARES) is a leading global alternative investment manager offering clients complementary primary and secondary investment solutions across the credit, private equity, real estate and infrastructure asset classes. We seek to provide flexible capital to support businesses and create value for our stakeholders and within our communities. By collaborating across our investment groups, we aim to generate consistent and attractive investment returns throughout market cycles. As of September 30, 2021, Ares Management Corporation's global platform had approximately $282 billion of assets under management, with approximately 2,000 employees operating across North America, Europe, Asia Pacific and the Middle East. For more information, please visit www.aresmgmt.com. Follow Ares on Twitter @Ares_Management.

Contacts:

Ares Management Corporation
Carl Drake
+1 888-818-5298
cdrake@aresmgmt.com

Jacob Silber
+1 212-301-0376
jsilber@aresmgmt.com